Exhibit 4.18

DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
Molson Coors Beverage Company (“Molson Coors,” the “Company,” “we,” “our,” or “us”) has three classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”); our Class B Common Stock, par value $0.01 per share (the “Class B Common Stock”); and our 1.25% Senior Notes due 2024 (the “notes”).
DESCRIPTION OF CAPITAL STOCK
 The following description of our capital stock is intended as a summary only.  This description is based upon, and is qualified by reference to, our Restated Certificate of Incorporation, as amended, which we refer to as our certificate of incorporation, our Fourth Amended and Restated Bylaws, which we refer to as our bylaws and applicable provisions of Delaware corporate law.  This summary is not complete.  You should read our certificate of incorporation and bylaws, each of which is filed as an exhibit to this Annual Report on Form 10-K, and incorporated by reference herein, for the provisions that are important to you.
Authorized and Outstanding Capital Stock
Our authorized capital stock consists of 1,025,000,002 shares, comprising five classes: (i) 500,000,000 shares of Class A Common Stock; (ii) 500,000,000 shares of Class B Common Stock; (iii) one share of Special Class A Voting Stock, par value $0.01 per share (the “Special Class A Voting Stock”); (iv) one share of Special Class B Voting Stock, par value $0.01 per share (the “Special Class A Voting Stock”), and (v) 25,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).
As of February 5, 2020, the following number of shares of our capital stock were outstanding: 2,560,668 shares of Class A Common Stock, 196,269,611 shares of Class B Common Stock, one share of Special Class A Voting Stock, one share of Special Class B Voting Stock, and no shares of Preferred Stock.
Class A Common Stock and Class B Common Stock
Dividends.   Subject to the rights of the holders of any series of Preferred Stock, the holders of Class A Common Stock and the holders of Class B Common Stock are entitled to receive, from legally available funds, dividends when and as declared by our Board of Directors, except that so long as any shares of Class B Common Stock are outstanding, no dividend will be declared or paid on the Class A Common Stock or Class B Common Stock unless at the same time a dividend is declared or paid, on the Class B Common Stock or Class A Common Stock, as applicable, in an amount per share (or number per share, in the case of a dividend paid in the form of shares) equal to the amount per share (or number per share, in the case of a dividend paid in the form of shares) of the dividend declared or paid on the Class A Common Stock or Class B Common Stock, as applicable.
Voting Rights
Class A Holders.   Except in limited circumstances, so long as any shares of Class A Common Stock or Special Class A Voting Stock are outstanding, the right to vote for all purposes is vested exclusively in the holders of Class A Common Stock and Special Class A Voting Stock (as instructed by the holders of the Class A Exchangeable Shares) (collectively, the “Class A Holders”) (see “—Exchangeable Shares” and “—Special Voting Stock” below), voting together as a single class. The holders of Class A Common Stock are entitled to one vote for each share of Class A Common Stock held, without the right to cumulate votes for the election of directors.
An affirmative vote is required of a majority of the votes entitled to be cast by the holders of the Class A Common Stock and Special Class A Voting Stock, voting together as a single class, prior to the taking of certain actions, including:

•
the issuance of (i) any shares of Class A Common Stock (other than upon the conversion of Class B Common Stock under circumstances provided in our certificate of incorporation or the exchange or redemption of Class A Exchangeable Shares in accordance with the terms of those Class A Exchangeable Shares), or (ii) securities (other than Class B Common Stock) convertible into or exercisable for Class A Common Stock;

•
the issuance of (i) shares of Class B Common Stock (other than upon the conversion of Class A Common Stock under circumstances provided in our certificate of incorporation or the exchange or redemption of our Class B Exchangeable Shares in accordance with the terms of those Class B Exchangeable Shares), or (ii) securities convertible into or exercisable for Class B Common Stock (other than Class A Common Stock) whether in a single transaction or in a series of related transactions, if the number of shares to be issued (including upon conversion or exchange) is, or will be upon issuance, equal to or greater than 20% of the number of shares of Class B Common Stock outstanding before the issuance of such Class B Common Stock (or securities convertible into or exercisable for shares of Class B Common Stock);

•	the issuance of any shares of Preferred Stock having voting rights other than those expressly required by the Delaware General Corporation Law (“DGCL”);

•	the sale, transfer or other disposition of any capital stock (or securities convertible into or exchangeable for capital stock) of our subsidiaries;

•	the sale, transfer or other disposition of all or substantially all of the assets of our subsidiaries; and

•	any decrease in the number of members of our Board of Directors to a number below 15.
Pentland Securities (1981) Inc. and the Adolph Coors, Jr. Trust, which together control more than 90% of the Class A Common Stock and Class A Exchangeable Shares, have voting trust agreements through which they have combined their voting power over the shares of Class A Common Stock and the Class A Exchangeable Shares that they own.  However, in the event that these two stockholders do not agree to vote in favor of a matter submitted to a stockholder vote (other than the election of directors), the voting trustees will be required to vote all of the Class A Common Stock and Class A Exchangeable Shares deposited in the voting trusts against the matter.  There is no other mechanism in the voting trust agreements to resolve a potential deadlock between these stockholders.
Class B Holders.  The holders of the Class B Common Stock and the Special Class B Voting Stock (as instructed by the holders of the Class B Exchangeable Shares) (collectively, the “Class B Holders”) may vote with respect to the following: (i) any matter required by the DGCL, (ii) the election of up to three directors, and (iii) as provided in our certificate of incorporation, including on a non-binding advisory basis on the compensation of our named executive officers and as set forth below under “Class A Holders and Class B Holders.”  In all other cases, the right to vote is vested exclusively with the Class A Holders. The holders of Class B Common Stock are entitled to one vote for each share of Class B Common Stock held with respect to each matter on which holders of the Class B Common Stock are entitled to vote, without the right to cumulate votes for the election of directors.
Class A Holders and Class B Holders.  Under our certificate of incorporation, the Class A Holders and the Class B Holders have the right to vote, as separate classes and not jointly, on:

•	any merger that requires stockholder approval under the DGCL;

•	any sale of all or substantially all of our assets, other than to a related party;

•	any proposal to dissolve our company or any proposal to revoke the dissolution of our company; or

•	any amendment to the certificate of incorporation that requires stockholder approval under the certificate of incorporation or the DGCL and that would:

•	increase or decrease the aggregate number of the authorized shares of Class B Common Stock;

•	change the rights of any shares of Class B Common Stock;

•	change the shares of all or part of Class B Common Stock into a different number of shares of the same class;

•	increase the rights of any other class that is equal or superior to Class B Common Stock with respect to distribution or dissolution rights (a “co-equal class”);

•	create any new co-equal class;

•
other than pursuant to the certificate of incorporation, exchange or reclassify any shares of Class B Common Stock into shares of another class, or exchange, reclassify or create the right of exchange of any shares of another class into shares of Class B Common Stock; or

•
limit or deny existing preemptive rights of, or cancel or otherwise affect rights to distributions or dividends that have accumulated but have not yet been declared on, any shares of Class B Common Stock.

Liquidation Rights.   If we liquidate, dissolve or wind up our affairs, the holders of Class A Common Stock, together with the holders of the Class B Common Stock (collectively, with the Class A Common Stock, the “Company Common Stock”), will be entitled to receive, after our creditors have been paid and the holders of any then outstanding series of preferred stock have received their liquidation preferences, all of our remaining assets in proportion to their shareholdings.
Conversion Rights
Conversion from Class A Common Stock to Class B Common Stock.   Our certificate of incorporation provides for the right of holders of Class A Common Stock to convert their stock into Class B Common Stock on a one-for-one basis at any time.
“Coattail” Conversion Rights.   Our certificate of incorporation also includes a “coattail” provision to provide protection to holders of our Class B Common Stock and the Class B Exchangeable Shares in the case of a proposed tender offer or takeover bid for our Class A Common Stock.  A holder of our Class B Common Stock is entitled to receive a notice from us that the conversion right of holders of shares of our Class B Common Stock has come into effect. This notice must include a description of the conversion procedures including the election procedures described below, a copy of the exclusionary offer and any other materials received by us in respect of the offer.
Subject to conditions described below, if an “exclusionary offer” is made for shares of our Class A Common Stock, each outstanding share of our Class B Common Stock will be convertible into one share of our Class A Common Stock at the option of the holder during the period of time commencing on the eighth day after the date on which an exclusionary offer is made and ending on the last date upon which holders of shares of our Class A Common Stock may accept the exclusionary offer.
An “exclusionary offer” is an offer to purchase shares of our Class A Common Stock that both: (A) either (1) must, by reason of applicable securities laws or the requirements of a stock exchange on which shares of our Class A Common Stock are listed, be open to all or substantially all holders of our Class A Common Stock, or (2) would, if the offer were made in Canada or a province of Canada, be required to be made to all or substantially all holders of shares of our Class A Common Stock resident in Canada or a province of Canada by reason of applicable securities laws of Canada or a province of Canada, the requirements of a stock exchange on which shares of our Class A Common Stock are listed, or the requirements of the Canada Business Corporations Act; and (B) is not made concurrently with an offer to purchase shares of our Class B Common Stock that is identical to the offer to purchase shares of our Class A Common Stock in terms of price per share and percentage of outstanding shares to be purchased (exclusive of shares owned immediately prior to the offer by the offeror) and in all other respects (except with respect to the conditions that may be attached to the offer to purchase shares of our Class A Common Stock), and having no conditions other than the right not to purchase and pay for shares of our Class B Common Stock tendered if no shares of our Class A Common Stock are purchased in the offer for shares of our Class A Common Stock.
The Class B conversion right will not come into effect if one or more holders owning, in the aggregate, as of the offer date, over 50% of the outstanding shares of our Class A Common Stock and Class A Exchangeable Shares, in each case excluding shares owned by the offeror, provide us with adequate assurances that they are not making or acting with another to make the exclusionary offer and will not participate in the exclusionary offer.
Any of the holders of our Class B Common Stock can exercise this right by providing a signed written notice to the transfer agent and complying with certain other specified conditions. The holders of our Class B Common Stock must pay any governmental or other tax imposed on or in respect of the conversion into shares of our Class A Common Stock.

Other.   Holders of Company Common Stock do not have pre-emptive rights to acquire any of our securities. The outstanding shares of Company Common Stock are fully paid and non-assessable.  There are no redemption or sinking fund provisions applicable to the Company Common Stock.
Exchangeable Shares
The Class A Exchangeable Shares and Class B Exchangeable Shares (collectively, “Exchangeable Shares”) were issued by Molson Coors Canada Inc. (“MCCI”), a wholly-owned, indirect subsidiary of Molson Coors. The Exchangeable Shares are substantially the economic equivalent of the corresponding shares of Company Common Stock in which they may be exchanged.  As of February 5, 2020, there were outstanding 2,725,130 Class A Exchangeable Shares and 14,826,035 Class B Exchangeable Shares.
Dividends.   Holders of Exchangeable Shares are entitled to receive, subject to applicable law, dividends as follows:

•
in the case of a cash dividend declared on a corresponding share of Company Common Stock, an amount in cash for each exchangeable share corresponding to the cash dividend declared on each corresponding share of Company Common Stock in U.S. dollars or in an equivalent amount in Canadian dollars;

•
in the case of a stock dividend declared on a corresponding share of Company Common Stock to be paid in shares of Company Common Stock, in the number of Exchangeable Shares of the relevant class for each Exchangeable Share that is equal to the number of shares of corresponding Company Common Stock to be paid on each corresponding share of Company Common Stock; or

•
in the case of a dividend declared on a corresponding share of Company Common Stock in any other type of property, in the type and amount of property as is economically equivalent as determined by MCCI’s board of directors to the type and amount of property to be paid on each corresponding share of Company Common Stock.

The declaration dates, record dates and payment dates for dividends on the Exchangeable Shares are the same as the relevant dates for the dividends on the shares of corresponding Company Common Stock.
Voting Rights.   Holders of Exchangeable Shares receive, through a voting trust, the benefit of voting rights, entitling the holder to one vote on the same basis and in the same circumstances as one corresponding share of Company Common Stock.  See “—Special Voting Stock—Voting Rights” below.
Other.   The Exchangeable Shares are exchangeable at any time, at the option of the holder on a one-for-one basis for corresponding shares of Company Common Stock.  Holders of Class A Exchangeable Shares are entitled to convert their stock into Class B Exchangeable Shares on a one-for-one basis at any time.
Special Voting Stock
We have outstanding one share of Special Class A Voting Stock and one share of Special Class B Voting Stock, through which the holders of Class A Exchangeable Shares and Class B Exchangeable Shares, respectively, may exercise their voting rights with respect to our Company Common Stock in which the corresponding Exchangeable Shares may be exchanged.
Dividends and Liquidation Rights.   The trustee who holds the Special Class A Voting Stock and the trustee who holds the Special Class B Voting Stock are not entitled to receive any dividends or other distributions or to receive or participate in any distribution of assets upon our voluntary or involuntary liquidation, dissolution or winding up.
Voting Rights.   The Special Class A Voting Stock and the Special Class B Voting Stock provide the mechanism for holders of the corresponding Exchangeable Shares to provide instructions to vote with the holders of our corresponding Company Common Stock.  The Special Class A Voting Stock and Special Class B Voting Stock are subject to voting trust arrangements.  The trustee who holds the Special Class A Voting Stock and the trustee who holds the Special Class B Voting Stock are each entitled to one vote for each corresponding outstanding Exchangeable Share, excluding shares held by Molson Coors or its subsidiaries, and generally vote together with the corresponding Company Common Stock on all matters on which the holders of the corresponding Company Common Stock are entitled to vote.

The trustee who holds the Special Class A Voting Stock and the trustee which holds the Special Class B Voting Stock are required to cast a number of votes equal to the number of then-outstanding corresponding Exchangeable Shares, but will only cast a number of votes equal to the number of corresponding Exchangeable Shares as to which it has received voting instructions from the owners of record of those Exchangeable Shares, other than Molson Coors or its subsidiaries, on the record date of the action, and will cast the votes in accordance with such instructions so received.
Other.   The trustee who holds the Special Class A Voting Stock and the trustee who holds the Special Class B Voting Stock do not have pre-emptive rights to acquire any of our securities. The outstanding shares of Special Class A Voting Stock and Special Class B Voting Stock are fully paid and non-assessable.
Preferred Stock
Our certificate of incorporation authorizes our Board of Directors to issue up to 25,000,000 shares of Preferred Stock from time to time in one or more series, generally without any vote or action by the holders of our Company Common Stock, except that the issuance of any shares of Preferred Stock having any voting rights other than those expressly required by the DGCL will be subject to approval by a majority of the voting power of the holders of our Class A Common Stock and Special Class A Voting Stock, voting together as a single class.  Subject to this right, our Board of Directors will be authorized to determine the number of shares and designation of any series of Preferred Stock and the dividend rate, dividend rights, liquidation preferences, conversion rights and terms, voting rights, redemption rights and terms and sinking fund terms of any series of Preferred Stock. Depending on the terms of any issued Preferred Stock, any or all series of issued Preferred Stock could have a preference over our Company Common Stock with respect to dividends and other distributions and upon liquidation or dissolution of Molson Coors. Subject to certain conditions as specified in our certificate of incorporation, our Board of Directors, without stockholder approval, can issue Preferred Stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of Company Common Stock.  The issuance of Preferred Stock may decrease the market price of our Company Common Stock.
Anti-Takeover Effects of Certain Provisions of Our Certificate of Incorporation, Bylaws and Delaware Law
Provisions of our certificate of incorporation, our bylaws and Delaware law could have the effect of delaying or preventing a third party from acquiring us, even if the acquisition would benefit our stockholders. These provisions may delay, defer or prevent a tender offer or takeover attempt of our company that a stockholder might consider in the stockholder’s best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders.  These provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and in the policies formulated by our Board of Directors and to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares, or an unsolicited proposal for our restructuring or sale of all or part of our business.
Authorized but Unissued Shares of Common Stock and Preferred Stock
Subject to certain conditions, our authorized but unissued shares of Company Common Stock and Preferred Stock are available for our Board of Directors to issue without stockholder approval.  As noted above, our Board of Directors, without stockholder approval, has the authority under our certificate of incorporation to issue preferred stock with rights superior to the rights of the holders of Company Common Stock, subject to certain conditions.  As a result, preferred stock could be issued quickly, could adversely affect the rights of holders of Company Common Stock and could be issued with terms calculated to delay or prevent a change of control or make removal of management more difficult.  We may use the additional authorized shares of Company Common Stock or Preferred Stock for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans.  The existence of our authorized but unissued shares of Company Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or other transaction.
Election, Nomination and Removal of Directors
Our Board of Directors has currently set the size of the board at 15 members.  Twelve of the 15 directors may be elected by the Class A Holders, and three of the 15 directors may be elected by the Class B Holders.  The Class A-C Nominating Subcommittee (consisting of two Coors family directors) may nominate five persons to stand for election to our Board of Directors by the Class A Holders, and the Class A-M Nominating Subcommittee (consisting of two Molson family directors) similarly may nominate five nominees to stand for election to our Board of Directors by the Class A Holders.  The Nominating Committee (comprised of an independent director, the members of the Class A-C Nominating Subcommittee and the members of the Class A-M Nominating Subcommittee) may nominate two additional directors to stand for election to our Board of Directors by the Class A Holders.  The full Board of Directors may nominate three directors to stand for election to our Board of Directors by the Class B Holders.  Any director may be removed, with cause, by a majority vote of the Class A Holders and the Class B Holders, voting together as a single class.  Any director may be removed, without cause, by a vote of the holders of a majority of the voting power of the class or classes that elected the director.  Further, only our Board of Directors may change the size of our board, subject to certain conditions.  Because this system of electing, appointing and removing directors generally makes it more difficult for stockholders to replace a majority of our Board of Directors, it may discourage a third party from initiating a tender offer or otherwise attempting to gain control of our company, and may maintain the incumbency of our Board of Directors.
Stockholder Advance Notice Procedure
Our bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of the stockholders.  Only persons who are nominated by our Board of Directors, or a duly authorized board committee, or by a stockholder who has given timely written notice to the secretary of our company before the meeting at which directors are to be elected, will be eligible for election as directors. This notice is required to include specified information about the stockholder and each proposed director nominee and information regarding each proposed nominee that would be required to be included in a proxy statement filed under the Rules and Regulations of the Securities and Exchange Commission (the “SEC”).  The stockholder notice procedure provides that the only business that may be conducted at an annual meeting is business that has been brought before the meeting by, or at the direction of, our Board of Directors or by a stockholder who has given timely written notice to our secretary.  This notice is required to include a brief description of the business desired to be brought before the meeting and specified information about the stockholder and the stockholder’s ownership of our capital stock.  These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.
Amendment to our Certificate of Incorporation and Bylaws
Our certificate of incorporation may generally be amended by a majority of our Class A Holders and Class B Holders, voting as a single class, subject to certain exceptions as set forth in our certificate of incorporation which require the vote of a majority of our Class A Holders and Class B Holders, each voting as a separate class and not jointly.  Our bylaws may generally be amended by our Board of Directors, subject to certain exceptions, or by a majority of our Class A Holders.
Delaware Anti-Takeover Statute
Our certificate of incorporation expressly provides that we will not be governed by Section 203 of the DGCL. Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to specified exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock.
Transfer Agent and Registrar
The transfer agent and registrar for our Class A Common Stock and Class B Common Stock is Computershare Trust Company, N.A.  The transfer agent and registrar for our Class A Exchangeable Shares and Class B Exchangeable Shares is AST Trust Company.
Listing

Our Class A Common Stock and Class B Common Stock are listed on the New York Stock Exchange under the symbols “TAP A” and “TAP,” respectively.  Our Class A Exchangeable Shares and Class B Exchangeable Shares are listed on the Toronto Stock Exchange under the symbols “TPX.A” and “TPX.B,” respectively.

DESCRIPTION OF THE NOTES
 The following description of our notes is intended as a summary only.  This description is based upon, and is qualified by reference to, the indenture, dated as of July 7, 2016, among Molson Coors Brewing Company, the guarantors party thereto and Deutsche Bank Trust Company Americas, as Trustee (the “trustee”) (the “base indenture“), as supplemented by the First Supplemental indenture, dated as of July 7, 2016, among Molson Coors Brewing Company, the guarantors party thereto and the trustee, as Trustee and Paying Agent (the “first supplemental indenture“ and, together with the Base indenture, the “indenture”).  This summary is not complete.  You should read the base indenture and the first supplemental indenture, each of which is filed as an exhibit to this Annual Report on Form 10-K, and incorporated by reference herein, for the provisions that are important to you.
References in this section to the “Company,” “us,” “we” and “our” are solely to Molson Coors and not to any of its subsidiaries, unless the context requires otherwise.
General
The notes were issued under the indenture in an aggregate principal amount of €800 million. The notes will mature on July 15, 2024. The notes were issued only in fully registered form without coupons in minimum denominations of €100,000 and integral multiples of €1,000 above that amount. No service charge will be made for any transfer or exchange of the notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. The notes are not entitled to any sinking fund.
Interest accrues on the notes at the rate of 1.25% per annum from July 7, 2016, or from the most recent date to which interest has been paid or provided for, and is payable in cash annually in arrears on July 15 of each year to the persons in whose names the notes are registered in the security register at the close of business on the July 5 preceding the relevant interest payment date, except that interest payable at maturity shall be paid to the same persons to whom principal of such notes is payable. Interest on the notes is computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the notes (or July 7, 2016 if no interest has been paid on the notes), to but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Markets Association. Principal and interest are payable, and the notes are transferable or exchangeable, at the office or offices or agency maintained by us for this purpose.
If any interest payment date is not a Business Day, we will pay interest on the next day that is a Business Day as if payment were made on the date such payment was due, and no interest will accrue on the amounts so payable for such delay. A “Business Day” is a day other than a Saturday, Sunday or other day on which commercial banks in New York City or London are authorized or required by law to close, or on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, is closed.
We appointed the trustee at its corporate trust office as a paying agent, transfer agent and registrar for the notes. We have caused, and will cause, each transfer agent to act as a co-registrar and have caused, and will cause, to be kept at the office of the registrar a register in which, subject to such reasonable regulations as we may prescribe, we will provide for the registration of the notes and registration of transfers of the notes. We may vary or terminate the appointment of any paying agent or transfer agent, or appoint additional or other such agents or approve any change in the office through which any such agent acts. We will provide holders of the notes with notice of any resignation, termination or appointment of the trustee or any paying agent or transfer agent, and of any change in the office through which any such agent will act.
The notes are unsecured and unsubordinated obligations of the Company and rank pari passu with its other unsecured and unsubordinated debt, including the Existing Notes (defined below) and U.S. borrowings under our credit facilities.
We may issue additional securities under the indenture from time to time in one or more other series, which may have terms and conditions that differ from those set forth herein. The notes were initially issued in the aggregate principal amount of €800 million. In addition, we may, without the consent of the holders of the notes, issue additional notes having the same terms and conditions in all respects as the notes, except for the applicable issue date and the issue price. Any such additional notes having such similar terms, together with the notes, will be treated as a single series of securities under the indenture, provided that if any such additional notes are not fungible with the existing notes for United States federal income tax purposes, such additional notes will have separate ISIN, CUSIP and Common Code numbers, as applicable.
The notes and other securities of other series under the indenture will vote together as a single class in many circumstances. To the extent that any securities are issued under the indenture and denominated in a currency other than U.S. dollars, the principal amount of the notes and such other securities for purposes of any act, consent or waiver under the indenture shall be determined as the dollar equivalent thereof, converted based on the spot rate (as determined by us in our discretion) at 11:00 a.m. Eastern time on the Business Day before the record date for such act, waiver or consent (or, if there is no such record date, the date when such act, consent or waiver is taken).
Guarantees
The notes are jointly and severally guaranteed on a full and unconditional senior unsecured basis by CBC Holdco LLC, CBC Holdco 2 LLC, Coors Brewing Company, Newco3, Inc., Molson Canada 2005, Molson Coors International General, ULC, Molson Coors Callco ULC, Molson Coors Holdco Inc., Molson Coors International LP, Coors International Holdco 2, ULC, CBC Holdco 3, Inc., MillerCoors LLC, and MillerCoors USA LLC, all of which are wholly owned directly or indirectly by the Company. The Guarantors (defined below) will fully and unconditionally guarantee the payment of all of the principal of, and any premium and interest, if any, on, the notes when due, whether at maturity or otherwise. Each guarantee is limited as necessary to prevent such guarantee from being rendered voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. Each of these entities also guarantees our obligations under our credit facilities and our Existing Notes.
Each Guarantor that makes a payment under its guarantee is entitled to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP. If a guarantee were to be rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Guarantor and, depending on the amount of such indebtedness, a Guarantor’s liability on its guarantee could be reduced to zero.
In addition, the Company has caused, and will cause, each of its Subsidiaries that guarantees Senior Debt (defined below) of the Company under (i) the Company’s then-existing primary credit facility, (ii) the 2.75% Notes due 2020 guaranteed by the Company, the 3.5% Notes due 2022 issued by the Company or the 5.0% Notes due 2042 issued by the Company (the “Existing Notes”), or (iii) any senior unsecured notes issued by the Company in future capital markets transactions (“Additional Debt”), after the first original issue date of the notes to, within 30 days of any of the events listed in clauses (i), (ii), and (iii) immediately above, to execute and deliver to the trustee a supplemental indenture pursuant to which such Subsidiary will guarantee payment of the notes on the same terms and conditions as the original guarantees from the initial Guarantors.
A Guarantor will be automatically released and relieved from all its obligations under its guarantee in the following circumstances:

(a)
upon the sale or other disposition (including by way of consolidation or merger), in one transaction or a series of related transactions, of at least a majority of the total voting power of the capital stock or other interests of such Guarantor (other than to the Company or any of its Subsidiaries), as permitted under the indenture;

(b)	upon the sale or disposition of all or substantially all the assets of such Guarantor (other than to the Company or any of its Subsidiaries), as permitted under the indenture; or

(c)
if at any time when no default has occurred and is continuing with respect to the notes, such Guarantor no longer guarantees (or which guarantee is being simultaneously released or will be immediately released after the release of the Guarantor) the Debt of the Company under (i) the Company’s then-existing primary credit facility, (ii) the Existing Notes or (iii) any Additional Debt.

“Senior Debt” means, with respect to any Person, Debt of such Person, whether outstanding on the date of the indenture or thereafter incurred unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate in right of payment to the notes; provided, however, that Senior Debt shall not include (1) any Debt of such Person owing to any affiliate of the Company; or (2) any Debt of such Person (and any accrued and unpaid interest in respect thereof) which is subordinate or junior in any respect to any other Debt of such Person.
Optional Redemption
We may, at our option, at any time and from time to time redeem all or any portion of the notes at any time prior to April 15, 2024 (the “Par Call Date”) on not less than 30 nor more than 60 days’ prior notice mailed to registered holders of the notes to be redeemed at a redemption price equal to the greater of:

•	100% of the principal amount of the notes being redeemed; and

•
the sum of the present values of the redemption price of the notes on the Par Call Date and the remaining scheduled payments of interest on the notes being redeemed as if the notes were redeemed on the Par Call Date (exclusive of interest accrued to the date of redemption) discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) computed using a discount rate equal to the applicable Bund Rate (or, if greater than such Bund Rate, zero) plus 25 basis points, in each case, plus accrued and unpaid interest on the principal amount of such notes being redeemed to, but excluding, the redemption date.
The notes will be redeemable, in whole or in part, at our option at any time from time to time on or after the Par Call Date, at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption.
If money sufficient to pay the redemption price of all of the notes (or portions thereof) to be redeemed on the redemption date is deposited with the trustee or paying agent on or before the redemption date and certain other conditions are satisfied, then on and after such redemption date, interest will cease to accrue on the notes (or such portion thereof) called for redemption.
“Bund Rate” means, with respect to any redemption date, the rate per annum equal to the equivalent yield to maturity as of such redemption date of the Comparable German Bund Issue, assuming a price for the Comparable German Bund Issue (expressed as a percentage of its principal amount) equal to the Comparable German Bund Price for such redemption date.
“Comparable German Bund Issue” means the German Bundesanleihe security selected by any Reference German Bund Dealer as having a fixed maturity most nearly equal to the period from such redemption date to the Par Call Date, and that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of euro-denominated corporate debt securities in a principal amount approximately equal to the then outstanding principal amount of the notes and of a maturity most nearly equal to the Par Call Date; provided, however, that, if the period from such redemption date to the Par Call Date is less than one year, a fixed maturity of one year shall be used.
“Comparable German Bund Price” means, with respect to any redemption date, the average of all Reference German Bund Dealer Quotations for such date (which, in any event, must include at least two such quotations), after excluding the highest and lowest such Reference German Bund Dealer Quotations, or if we obtain fewer than four such Reference German Bund Dealer Quotations, the average of all such quotations.
“Reference German Bund Dealer” means any dealer of German Bundesanleihe securities that we select.
“Reference German Bund Dealer Quotations” means, with respect to each Reference German Bund Dealer and any redemption date, the average as determined by the Company of the bid and offered prices for the Comparable German Bund Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference German Bund Dealer at 3:30 p.m., Frankfurt, Germany time, on the third Business Day preceding such redemption date.

If we elect to redeem less than all of the notes, and such notes are at the time represented by a global note, then the particular notes to be redeemed will be selected in compliance with the requirements of the principal securities exchange, if any, on which the notes are listed and in compliance with the requirements of Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), or Clearstream Banking, société anonyme (“Clearstream”), as applicable, or if the notes are not so listed or such exchange prescribes no method of selection and the notes are not held through Euroclear or Clearstream, as applicable, or Euroclear or Clearstream, as applicable, prescribes no method of selection, the paying agent will select the notes to be redeemed by lot. If we elect to redeem less than all of the notes, and any of such notes are not represented by a global note, then the paying agent will select the particular notes to be redeemed in accordance with its customary practices and procedures (and the depositary will select by lot the particular interests in any global note to be redeemed).
We may at any time, and from time to time, purchase the notes at any price or prices in the open market, through negotiated transactions, by tender offer or otherwise.
Once notice of redemption is mailed for the notes, the notes called for redemption will become due and payable on the redemption date at the applicable redemption price.
Notice of any redemption of notes in connection with a corporate transaction (including any equity offering, an incurrence of indebtedness or a change of control) may, at the Company’s discretion, be given prior to the completion thereof and any such redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related transaction. If such redemption or purchase is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date. In addition, the Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person.
Payment of Additional Amounts
We will, subject to the exceptions and limitations set forth below, pay such additional amounts as will result in the receipt by a holder of such amounts, after deduction for any present or future tax, assessment or other governmental charge of the United States or a political subdivision or taxing authority of or in the United States (a “Relevant Jurisdiction”), imposed by withholding with respect to the payment, as would have been received had no such withholding or deduction been required; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

(1)	to any tax, assessment or other governmental charge of the United States imposed on a holder of a note that is a “United States person” (as defined below);

(2)
to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the holder (or the beneficial owner for whose benefit such holder holds such note), or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

(a)	being or having been present or engaged in a trade or business in the Relevant Jurisdiction or having had a permanent establishment in the Relevant Jurisdiction;

(b)	having a current or former relationship with the Relevant Jurisdiction, including a relationship as a citizen or resident of the Relevant Jurisdiction;

(c)
being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for United States federal income tax purposes or a corporation that has accumulated earnings to avoid United States federal income tax;

(d)	being or having been a “10-percent shareholder” of us as defined in section 871(h)(3) of the United States Internal Revenue Code or any successor provision (the “Code”);

(e)
being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into the ordinary course of its trade or business, as described in section 881(c)(3)(A) of the Code; or

(3)
to any holder that is not the sole beneficial owner of the notes, or a portion of the notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the holder, a beneficiary or settlor with respect to the fiduciary, or a partner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner, partner, or member received directly its beneficial or distributive share of the payment;

(4)
to any tax, assessment or other governmental charge that is imposed or otherwise withheld solely by reason of a failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the Relevant Jurisdiction of the holder or beneficial owner of the notes, if compliance is required by statute, by regulation of the Relevant Jurisdiction or any taxing authority therein or by an applicable income tax treaty to which the Relevant Jurisdiction is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(5)	to any tax, assessment or other governmental charge that is imposed otherwise than by withholding or deduction from the payment;

(6)
to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective after the payment becomes due or is duly provided for, whichever occurs later;

(7)	to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

(8)
to any tax, assessment or other governmental charge any paying agent (which term may include us) must withhold from any payment of principal of or interest on any note, if such payment can be made without such withholding by any other paying agent;

(9)
to any tax, assessment or governmental charge that would not have been so imposed or withheld but for the presentation by the holder of a note for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(10)
any withholding or deduction pursuant to an agreement described in Section 1471(b) of the Code or otherwise imposed pursuant to Sections 1471 through 1474 of the Code (or any regulations, agreements thereunder or official interpretations thereof) or any intergovernmental agreement between the United States and another jurisdiction facilitating the implementation thereof (or any law implementing such an intergovernmental agreement);

(11)
to any tax, assessment or governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any note as a result of the presentation of any note for payment by or on behalf of a beneficial owner who would have been able to avoid the withholding or deduction by presenting the relevant global note to another paying agent in a Member State of the EU; or

(12)	in the case of any combination of the above items.
The notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the notes. Except as specifically provided under this heading “—Payment of Additional Amounts,” we will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

As used under this heading “—Payment of Additional Amounts” and under the heading “—Redemption for Tax Reasons,” the term “United States” means the United States of America (including the states and the District of Columbia) and its territories, possessions and other areas subject to its jurisdiction, “United States person” means any individual who is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.
Redemption for Tax Reasons
If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the Relevant Jurisdiction, or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after June 29, 2016 (or, in the case of a successor to the Company, the date of succession), we become or, based upon a written opinion of independent counsel of recognized standing selected by us, there is a substantial probability that we will become, obligated to pay additional amounts as described herein under the heading “—Payment of Additional Amounts” with respect to the notes, then we may at our option redeem, in whole, but not in part, the notes on not less than 30 nor more than 60 days prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued but unpaid on those notes to the date fixed for redemption, provided such obligation cannot be avoided by our taking reasonable measures available to us.
Repurchase Upon Change of Control Triggering Event
If a Change of Control Triggering Event (as defined below) occurs with respect to the notes, unless we have exercised our right to redeem such notes upon the occurrence of specified events involving taxation as described above under “—Redemption for Tax Reasons,” or we have unconditionally exercised our right to redeem such notes as described herein, each holder of such notes will have the right to require us to repurchase all or any part (equal to €100,000 or an integral multiple of €1,000 in excess thereof) of their notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the indenture. In the Change of Control Offer, we will offer payment in cash equal to 101% of the aggregate principal amount of the notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to, but excluding, the date of purchase (the “Change of Control Payment”).
Within 30 days following any Change of Control Triggering Event with respect to the notes, or, at our option, prior to the date of consummation of any Change of Control, but after public announcement of the pending Change of Control, we will mail a notice to holders of the notes, with a copy to the trustee and the paying agent, describing the transaction or transactions that constitute the Change of Control and offering to repurchase such notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the indenture and described in such notice. The repurchase obligation with respect to any notice mailed prior to the consummation of the Change of Control, shall be conditioned on the Change of Control Triggering Event occurring on or prior to the payment date specified in the notice.
To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the indenture by virtue of such conflicts.
On the Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered and not validly withdrawn; and

•	deliver or cause to be delivered to the trustee the notes properly accepted together with an officer’s certificate stating the aggregate principal amount of notes being repurchased.
The paying agent will promptly mail to each holder of notes properly tendered and not validly withdrawn the purchase price for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided that each new note will be in a principal amount of €100,000 or an integral multiple of €1,000 in excess thereof.
We will not be required to make an offer to repurchase the notes upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.
For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:
“Below Investment Grade Rating Event” means the notes are rated below an Investment Grade Rating by each of the Rating Agencies on any date from the earlier of (1) the occurrence of a Change of Control or (2) public notice of our intention to effect a Change of Control, in each case until the end of the 60-day period following the earlier of (1) the occurrence of a Change of Control or (2) public notice of our intention to effect a Change of Control; provided, however, that if during such 60-day period one or more Rating Agencies has publicly announced that it is considering a possible downgrade of the notes, then such 60-day period shall be extended for such time as the rating of the notes by any such Rating Agency remains under publicly announced consideration for possible downgrade. Notwithstanding the foregoing, a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at our or its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Below Investment Grade Rating Event).
“beneficial owner” will be determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 the “Exchange Act”), as in effect on the date of the indenture.
“beneficially own” and “beneficially owned” have meanings correlative to that of beneficial owner.
“Change of Control” means the occurrence of any of the following: (1) any “person” or “group” (other than the “permitted parties”) is or becomes (by way of merger or consolidation or otherwise) the “beneficial owner,” directly or indirectly, of shares of our Voting Stock representing 50% or more of the total voting power of all outstanding classes of our Voting Stock or has the power, directly or indirectly, to elect a majority of the members of our board of directors; (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties and assets of us and our Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to (i) us or one of our Subsidiaries, or (ii) one or more permitted parties; or (3) the holders of our capital stock approve any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the indenture). Notwithstanding the foregoing, (a) a transaction will not be deemed to involve a Change of Control if (i) the Company becomes a direct or indirect wholly owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s voting stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company, and (b) the right to acquire Voting Stock (so long as such person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not cause a party to be a “beneficial owner.”
“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB–(or the equivalent) by S&P.
“Moody’s” means Moody’s Investors Service, Inc., and its successors.
“person” or “group” have the meanings given to them for purposes of Sections 13(d) and 14(d) of the Exchange Act as in effect on the issue date of the notes (but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and any permitted party shall be excluded when determining the members of such “group”), and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act as in effect on the issue date of the notes.
“permitted party” means (a) (i) the Adolph Coors, Jr. Trust, (ii) any trustee of such Trust acting in its capacity as such, (iii) any Person that is a beneficiary of such trust on the date hereof, (iv) any other trust or similar arrangement for the benefit of such beneficiaries, (v) the successors of any such Persons, (vi) any Persons Controlled by such Persons, (vii) Peter H. Coors and Marilyn E. Coors, their estates, their lineal descendants and any other trust for the benefit of such Persons and (viii) any Person who any of the foregoing have voting control over the Voting Stock of the Company held by such Person; and (b) (i) Pentland Securities (1981) Inc., a Canadian corporation, (ii) Lincolnshire Holdings Inc., (iii) Nooya Investments Inc., (iv) Eric Molson and Stephen Molson, their spouses, their estates, their lineal descendants and any trusts for the benefit of such Persons (including, as to any common stock of the Company held by it for the benefit of such Persons, the trust established under the Voting and Exchange Trust Agreement (as defined in the Combination Agreement dated as of July 21, 2004 between the Company and Molson), (v) the successors of any such Persons, (vi) any Persons Controlled by such Persons, and (vii) any Person who any of the foregoing have voting control over the Voting Stock of the Company held by such Person.
“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by us (as certified by a resolution of our board of directors) as a replacement agency for Moody’s or S&P, or both, as the case may be.
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.
The term “all or substantially all” as used in the definition of Change of Control will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There may be a degree of uncertainty in interpreting this phrase. As a result, we cannot assure you how a court would interpret this phrase under applicable law if a holder of the notes elects to exercise its rights following the occurrence of a transaction which a holder of the notes believe constitutes a transfer of “all or substantially all” of our assets.
In calculating the amount of Voting Stock owned by a person or group the Voting Stock “beneficially owned” by any permitted party shall not be included.
Certain Restrictions
The following restrictions apply to the notes:
Restrictions on Secured Debt
If the Company or any Restricted Subsidiary (as defined below) shall incur, issue, assume or enter into a guarantee of any Debt secured by a mortgage, pledge or lien (“Mortgage,” provided, however, that in no event shall an operating lease be deemed to constitute a Mortgage) on any Principal Property (as defined below) of the Company or any Subsidiary, or on any Capital Stock of any Restricted Subsidiary, the Company will, or will cause such Subsidiary or Restricted Subsidiary to, secure the notes equally and ratably with (or, prior to) such secured Debt, for so long as such Debt is so secured, unless the aggregate amount of all such secured Debt (for the avoidance of doubt, to the extent such debt is secured by a Mortgage on any Principal Property), when taken together with all Attributable Debt with respect to sale and leaseback transactions involving Principal Properties of the Company or any Subsidiary (with the exception of such transactions which are excluded as described in the next paragraph and in the second paragraph in “—Restrictions on Sales and Leasebacks” below), would not, at the time of such incurrence or guarantee, exceed 15% of Consolidated Net Tangible Assets, as determined based on the most recent available consolidated balance sheet of the Company.
The above restriction will not apply to Debt secured by:

(1)
Mortgages existing on any property prior to the acquisition thereof by the Company or a Restricted Subsidiary or existing on any property of any corporation or other entity that becomes a Subsidiary after the date of the indenture prior to the time such corporation becomes a Subsidiary or securing indebtedness that is used to pay the cost of acquisition of such property or to reimburse the Company or a Restricted Subsidiary for that cost; provided, however, that such Mortgage shall not apply to any other property of the Company or a Restricted Subsidiary other than improvements and accessions to the property to which it originally applies;

(2)
Mortgages to secure the cost of development or construction of such property, or improvements of such property; provided, however, that such Mortgages shall not apply to any other property of the Company or any Restricted Subsidiary;

(3)
Mortgages in favor of a governmental entity or in favor of the holders of securities issued by any such entity, pursuant to any contract or statute (including Mortgages to secure debt of the pollution control or industrial revenue bond type) or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Mortgages;

(4)	Mortgages securing indebtedness owing to the Company or a Guarantor;

(5)	Mortgages existing on July 7, 2016;

(6)
Mortgages required in connection with governmental programs which provide financial or tax benefits, as long as substantially all of the obligations secured are in lieu of or reduce an obligation that would have been secured by a lien permitted under the indenture;

(7)
extensions, renewals or replacements of the Mortgages referred to in this paragraph (other than Mortgages described in clauses (2) and (4) above) so long as the principal amount of the secured Debt is not increased (except by an amount not to exceed the fees and expenses, including any premium and defeasance costs incurred with such extension, renewal or replacement) and the extension, renewal or replacement is limited to all or part of the same property secured (and for the avoidance of doubt could have been secured) by the Mortgage so extended, renewed or replaced; or

(8)	Mortgages in connection with sale and leaseback transactions described in the second paragraph in “—Restrictions on Sales and Leasebacks” below.
For the avoidance of doubt, the accrual of interest, accretion or amortization of original issue discount or accreted value, the accretion of dividends, and the payment of interest on Debt in the form of additional Debt will not be deemed to be an incurrence, issuance, assumption or guarantee of Debt.
Restrictions on Sales and Leasebacks
Neither the Company nor any Restricted Subsidiary may enter into any sale and leaseback transaction involving any Principal Property, unless the aggregate amount of all Attributable Debt with respect to such transactions, when taken together with all secured Debt permitted under the first paragraph in “—Restrictions on Secured Debt” above (and not excluded in the second paragraph thereof) would not, at the time such transaction is entered into, exceed 15% of Consolidated Net Tangible Assets, as determined based on the most recent available consolidated balance sheet of the Company.
The above restriction will not apply to, and there will be excluded from Attributable Debt in any computation under this restriction, any sale and leaseback transaction if:

(1)	the transaction is between or among two or more of the Company and the Guarantors;

(2)	the lease is for a period, including renewal rights, of not in excess of three years;

(3)	the transaction is with a governmental authority that provides financial or tax benefits;

(4)
the net proceeds of the sale are at least equal to the fair market value of the property and, within 180 days of the transfer, the Company or the Guarantors repay Funded Debt owed by them or make expenditures for the expansion, construction or acquisition of a Principal Property at least equal to the net proceeds of the sale; or

(5)	such sale and leaseback transaction is entered into within 180 days after the acquisition or construction, in whole but not in part, of such Principal Property.
SEC Reports
The indenture provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act must be filed by us with the trustee (with a copy to the paying agent) within 15 days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Documents filed by us with the SEC via the EDGAR system (or any successor thereto) will be deemed to be filed with the trustee and copied to the paying agent as of the time such documents are filed via EDGAR.
Certain Definitions
“Attributable Debt” means, as to any particular lease under which any Person is at the time liable and at any date as of which the amount of such liability is to be determined, the total net amount of rent required to be paid by such Person under such lease during the remaining primary term thereof, discounted from the respective due dates thereof to such date at the actual percentage rate inherent in such arrangements as determined in good faith by the Company. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be terminated.
“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations, units or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity.
“Consolidated Net Tangible Assets” means the consolidated total assets of the Company, including its consolidated subsidiaries, after deducting current liabilities (except for those which are Funded Debt or the current maturities of Funded Debt) and goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other intangible assets. Deferred income taxes, deferred investment tax credit or other similar items, as calculated in accordance with GAAP, will not be considered as a liability or as a deduction from or adjustment to total assets.
“Debt” means with respect to any Person:

(1)	indebtedness for money borrowed of such Person, whether outstanding on the date of the indenture or thereafter incurred; and

(2)	indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable.
The amount of indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the amount of any contingent obligation at such date that would be classified as indebtedness in accordance with GAAP; provided, however, that (i) in the case of indebtedness sold at a discount, the amount of such indebtedness at any time will be the accreted value thereof at such time and (ii) otherwise the amount of such indebtedness will be the principal amount of such indebtedness.
“Funded Debt” of any Person means (a) all Debt of such Person having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendable beyond 12 months from such date at the option of such Person, or (b) rental obligations of such Person payable more than 12 months from such date under leases which are capitalized in accordance with GAAP (such rental obligations to be included as Funded Debt at the amount so capitalized).
“GAAP” means generally accepted accounting principles in the United States in effect on July 7, 2016. At any time after July 7, 2016, the Company may elect to apply International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS on the date of such election; provided that any such election, once made, shall be irrevocable; provided, further, that any calculation or determination in the indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Company’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP.
“Guarantors” means (a) CBC Holdco LLC, CBC Holdco 2 LLC, Coors Brewing Company, Newco3, Inc., Molson Canada 2005, Molson Coors International General, ULC, Molson Coors Callco ULC, Molson Coors Holdco Inc., Molson Coors International LP, Coors International Holdco 2, ULC, CBC Holdco 3, Inc., MillerCoors LLC, and MillerCoors USA LLC and (b) each of the Company’s future Subsidiaries that guarantees the notes as required by the provisions described under “—Guarantees” above, until in each case, such entity is released as a Guarantor pursuant to the terms of the indenture.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity.
“Principal Property” means any brewery, manufacturing, processing or packaging plant or warehouse owned at the date of the indenture or thereafter acquired by the Company or any Restricted Subsidiary which is located within the United States of America or Canada, other than any property which in the opinion of the Board of Directors of the Company is not of material importance to the total business conducted by the Company and the Restricted Subsidiaries as an entirety.
“Restricted Subsidiary” means a Subsidiary of the Company (a) substantially all the property of which is located, or substantially all the business of which is carried on, within the United States or Canada, and (b) which owns a Principal Property.
“Significant Subsidiary” means any Subsidiary of the Company that would be a “Significant Subsidiary” within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.
“Subsidiary” means, with respect to any Person, any other Person more than 50% of the outstanding Voting Stock of which at the time of determination is owned, directly or indirectly, by such first Person and/or one or more other Subsidiaries of such first Person.
“Voting Stock” of any entity means the class or classes of Capital Stock then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote generally on matters to be decided by the stockholders (or other owners) of such entity (including the election of directors), which, for the avoidance of doubt, in the case of the Company as of the date hereof consists of the Class A common stock and the Special Class A voting stock, taken together.
Merger, Consolidation or Sale of Assets
The indenture provides that (i) the Company shall not merge or sell, convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all of its assets, and (ii) a Guarantor shall not merge or sell, convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets, in each case to any Person unless (i) the successor is organized under the laws of the United States, Canada, Switzerland, the United Kingdom, any member of the European Union or the predecessor’s jurisdiction of organization, or any state, province or division thereof, or the District of Columbia, (ii) such successor assumes the obligations of the Company or such Guarantor with respect to the notes or the related guarantee, as applicable, under the indenture (it being understood that any obligation to pay Additional Amounts shall be determined mutatis mutandis, by treating any jurisdiction under the laws of which such successor is organized or resident for tax purposes and any political subdivision or taxing authority as therein having the power to tax, as a Relevant

Jurisdiction), and (iii) after giving effect to such transaction, no default or event of default under the indenture will have occurred and be continuing.
Defeasance and Discharge
The indenture provides that the Company may elect either (i) to defease and be discharged from any and all obligations with respect to the notes (except as otherwise provided in the indenture) (“defeasance”) or (ii) to be released, and to have the Guarantors released, from any and all obligations with respect to certain covenants that are described in the indenture (“covenant defeasance”), upon the irrevocable deposit with the paying agent, in trust for such purpose, of money and/or government obligations that through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, without reinvestment, to pay the principal of, premium, if any, and interest on the notes to maturity or redemption, as the case may be (provided that any excess moneys or government obligations and any moneys or government obligations remaining unclaimed after two years from the maturity date or redemption date, as applicable, with respect to such notes will be repaid). As a condition to defeasance or covenant defeasance, the Company must deliver to the trustee (with a copy to the paying agent) an opinion of counsel to the effect that the beneficial owners of the notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the indenture. The Company may exercise its defeasance option with respect to the notes notwithstanding the prior exercise of the covenant defeasance option with respect thereto. If the Company exercises the defeasance option with respect to the notes, payment of the notes may not thereafter be accelerated because of an event of default.
If the Company exercises the covenant defeasance option with respect to the notes, payment of the notes may not thereafter be accelerated by reference to any covenant from which the Company and the Guarantors were released as described under clause (ii) of the immediately preceding paragraph. However, if acceleration were to occur for other reasons, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the notes, in that the required deposit in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors.
As used in this section, “government obligations” means euro-denominated securities that are direct obligations (or certificates representing an ownership interest in such obligations) of a member state of the European Union as of the date of the indenture (including any agency or instrumentality thereof) for the payment of which the full faith and credit of such government is pledged; provided that such member state has a long-term government debt rating of “A1” or higher by Moody’s or “A+” or higher by S&P or the equivalent rating category of another internationally recognized rating agency.
Events of Default
Each of the following constitutes an event of default under the indenture with respect to the notes:

(1)	default in the payment of any installment of interest on the notes issued under the indenture for 30 days after becoming due;

(2)	default in the payment of principal (or premium, if any) on the notes issued under the indenture when due;

(3)	default in the performance of any other covenant with respect to the notes continuing for 90 days after notice as provided below;

(4)
if payment of any Debt of the Company, the Guarantors or any of the Company’s Significant Subsidiaries in a principal amount exceeding $200 million is accelerated as a result of the failure of the Company, any Guarantor or any of the Company’s Significant Subsidiaries to perform any covenant or agreement applicable to such Debt which acceleration is not rescinded or annulled within 60 days after written notice thereof; and

(5)	certain events of bankruptcy, insolvency or reorganization with respect to the Company.
If an event of default described in clause (1) through (4) above shall occur and be continuing with respect to the outstanding notes, then either the trustee or the holders of at least 25% in principal amount of the notes may declare the principal and premium, if any, of the notes and the accrued interest thereon, if any, to be due and payable. If an event of default described in clause (5) above shall occur and be continuing, then the principal and premium, if any, of the notes and the accrued interest thereon, if any, shall be due and payable without any declaration or other act on the part of the trustee or any holders of the notes. The indenture provides that the trustee shall, within 90 days after the occurrence of a default known to the trustee, give the holders of the notes notice of all uncured defaults known to it (the term “default” to mean the events specified above without grace periods); provided that, except in the case of default in the payment of principal of or interest on the notes, the trustee shall be protected in withholding such notice if it in good faith determines the withholding of such notice is in the interest of the holders of the notes and so advises the Company in writing. At any time after such declaration of acceleration has been made, the holders of a majority in principal amount of the notes, by written notice to the Company and the trustee, may, in certain circumstances, rescind and annul such declaration with respect to the notes, provided that such rescission would not conflict with any judgment or decree, and if all existing events of default have been cured or waived except non-payment of the principal amount or premium, if any, or interest on the notes that has become due solely because of acceleration.
We are required to furnish to the trustee (with a copy to the paying agent) within 120 days after the end of the Company’s fiscal year (and at least once in each 12 month period and at any other reasonable time upon demand of the trustee) a statement by certain officers to the effect that, to the best of their knowledge, no default has occurred under the indenture or, if there has been a default, specifying each such default. The holders of a majority of the outstanding principal amount of the notes affected will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes, and to waive certain defaults with respect thereto. The indenture provides that in case an event of default shall occur and be continuing, the trustee shall exercise such of its rights and powers under the indenture, and use the same degree of care and skill in its exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the notes unless they first shall have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request.
Before any holder of notes may institute action for any remedy, except payment on such holder’s notes when due, the holders of not less than 25% in principal amount of the outstanding notes must request the trustee to take action and certain other conditions must be met. Holders must also offer and give the trustee security or indemnity reasonably satisfactory to it against liabilities incurred by the trustee for taking such action.
If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euros will be converted into U.S. dollars on the basis of the most recently available market exchange rate for euro. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default.
Modification of the Indenture and Waiver
The indenture provides that the Company, the Guarantors (except that with respect to clause (1) below with respect to the addition of guarantors, the signatures of the other Guarantors shall not be required) and the trustee may enter into supplemental indentures without the consent of the holders of the notes of any series to:

(1)	add guarantors with respect to the notes, including any Guarantors, or to secure the notes;

(2)	add covenants for the protection of the holders of the notes;

(3)	add any additional events of default;

(4)	cure any ambiguity, omission, mistake, defect or inconsistency in the indenture;

(5)	add to or change or eliminate any provision of the indenture as shall be necessary or desirable in accordance with any amendments to the Trust Indenture Act of 1939, as amended;

(6)
supplement any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of the notes so long as any such action shall not adversely affect the interests of any holder of the notes or any other series of debt securities issued thereunder;

(7)	prohibit the authentication and delivery of additional series of notes;

(8)	provide for uncertificated notes in addition to or in place of certificated notes subject to applicable laws;

(9)
establish the form or terms of other debt securities issued under the indenture and coupons of any series of such other debt securities pursuant to the indenture and to change the procedures for transferring and exchanging such other debt securities so long as such change does not adversely affect the holders of any outstanding debt securities, including the notes (except as required by applicable securities laws);

(10)	make any change to the indenture that does not adversely affect the rights of any holder of any series of debt securities, including the notes;

(11)	secure any series of debt securities, including the notes;

(12)
evidence the acceptance of appointment by a successor trustee and to add to or arrange any provisions of the indenture necessary for or to facilitate the administration of the trusts created under the indenture by more than one trustee;

(13)	comply with the merger and consolidation provisions pursuant to the indenture;

(14)
in the case of subordinated debt securities, to make any change to the provisions of the indenture or any supplemental indenture relating to subordination that would limit or terminate the benefits available to any holder of Senior Debt under such provisions (but only if each such holder of Senior Debt under such provisions consents to such change);

(15)	evidence the release of any Guarantor pursuant to the terms of the indenture;

(16)
add to, change, or eliminate any of the provisions of the indenture with respect to one or more series of debt securities, so long as any such addition, change or elimination not otherwise permitted under the indenture shall: (i) neither apply to any debt security of any series including the notes, created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor modify the rights of the holders of any such debt security with respect to the benefit of such provision; or (ii) become effective only when there is no such prior security outstanding; or

(17)	conform the indenture and/or the notes to the section entitled “Description of the Notes” in the Company’s prospectus supplement related to the initial offering of the notes, dated June 29, 2016.
The indenture also contains provisions permitting the Company, the Guarantors and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of each series of notes affected to add any provisions to, or change in any manner or eliminate any of the provisions of, the indenture or modify in any manner the rights of the holders of such series of notes so affected. However, the Company may not, without the consent of each holder of notes of each series so affected:

(1)	extend the final maturity of such series of notes;

(2)	reduce the principal amount (or premium, if any) of such series of notes;

(3)	reduce the rate or extend the time of payment of interest on such series of notes;

(4)
reduce any amount payable on redemption of such series of notes or change the time (other than with respect to timing of notices of redemption) at which such series of notes may be redeemed in accordance with the indenture;

(5)	impair the right of any holder of such series of notes to institute suit for the payment of such series of notes;

(6)	reduce the percentage in principal amount of such series of notes the consent of the holders of which is required for any such modification;

(7)	make such series of notes payable in currency other than that stated in such series of notes;

(8)	make any changes in the ranking or priority of such series of notes that would adversely affect the holders of such series of notes;

(9)	make any change to the guarantees made by any Guarantors that would adversely affect the rights of holders of such series of notes; or

(10)	amend the above items or applicable sections of the indenture providing certain rights to the majority of holders of such series of notes.
The holders of at least a majority in principal amount of each series affected thereby then outstanding, may waive compliance by the Company and the Guarantors with certain restrictive provisions of the indenture applicable to such series. The holders of not less than a majority in principal amount of each series affected thereby then outstanding may waive any past default under the indenture applicable to such series, except a default (a) in the payment of principal of (and premium, if any) or any interest on such series, (b) in respect of a covenant, or provision of the indenture which cannot be modified or amended without the consent of the holder of each note of such series outstanding affected, or (c) arising from the failure to redeem or purchase notes of such series when required pursuant to the terms of the indenture.
Sinking Fund
There is no sinking fund for the notes.
Governing Law
The indenture and the notes are governed by and construed in accordance with the laws of the State of New York.
Concerning the Trustee, Paying Agent, Registrar and Transfer Agent
Deutsche Bank Trust Company Americas is the trustee, registrar, transfer agent and paying agent under the indenture. The Company may change the paying agent, the registrar or the transfer agent without prior notice to the holders, and the Company or any of its Subsidiaries may act as the paying agent, the registrar or the transfer agent.
We have customary banking relationships with Deutsche Bank Trust Company Americas and its affiliates. In addition, Deutsche Bank Trust Company Americas may serve as trustee for other debt securities issued by the Company from time to time.
Except during the continuance of an event of default, the trustee need perform only those duties that are specifically set forth in the indenture and no others, and no implied covenants or obligations will be read into the indenture against the trustee. In case an event of default has occurred and is continuing, the trustee shall exercise those rights and powers vested in it by the indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. No provision of the indenture requires the trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties thereunder, or in the exercise of its rights or powers, unless it receives indemnity satisfactory to it against any loss, liability or expense.
Listing
The notes are listed on the New York Stock Exchange under the bond trading symbol “TAP.” We have no obligation to maintain such listing and we may delist the notes at any time.

Payments in Euro
Holders are required to pay for the notes in euro, and all payments of interest and principal, including payments made upon any redemption of the notes, will be payable in euro. If the euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. In such circumstances, the amount payable on any date in euro will be converted into U.S. dollars on the basis of the most recently available market exchange rate for euro. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture governing the notes. Neither the trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the forgoing.
Judgment Currency
The indenture provides that the Company will agree, to the fullest extent that it may effectively do so under applicable law, that (a) if for the purpose of obtaining judgment in any court with respect to the notes it is necessary to convert the sum due in respect of the principal, premium, if any, or interest, if any, payable with respect to such notes into a currency in which a judgment can be rendered (the “Judgment Currency”), the rate of exchange from the currency in which payments under such notes is payable (the “Required Currency”) into the Judgment Currency will be the highest bid quotation (assuming European style quotation—i.e., Required Currency per Judgment Currency) received by the Company from three recognized foreign exchange dealers in the City of New York for the purchase of the aggregate amount of the judgment (as denominated in the Judgment Currency) on the Business Day preceding the date on which a final unappealable judgment is rendered, for settlement on such payment date, and at which the applicable dealer timely commits to execute a contract, and (b) the Company’s obligations under the indenture to make payments in the Required Currency (i) will not be discharged or satisfied by any tender, or by any recovery pursuant to any judgment (whether or not entered in accordance with the preceding clause (a)), in any currency other than the Required Currency, except to the extent that such tender or recovery will result in the actual receipt by the judgment creditor of the full amount of the Required Currency expressed to be payable in respect of such payments, (ii) will be enforceable as an alternative or additional cause of action for the purpose of recovering in the Required Currency the amount, if any, by which such actual receipt will fall short of the full amount of the Required Currency so expressed to be payable, and (iii) will not be affected by judgment being obtained for any other sum due under the indenture.
Book-Entry, Clearance and Settlement
The notes were issued in the form of one or more fully registered global notes (each a “global note”) which were deposited with, or on behalf of, a common depositary (the “Depositary”) for the accounts of Euroclear and Clearstream, as applicable, or any successor thereto, and registered in the name of the Depositary’s nominee.
Investors who hold beneficial interests in a global note may hold such interests directly through Euroclear and Clearstream if they are participants in these systems, or indirectly through organizations that are participants in Euroclear or Clearstream. Euroclear and Clearstream hold interests in the global notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries.
While the notes are in global form, owners of interests in a global note do not have the notes registered in their names, do not receive physical delivery of the notes in certificated form and are not be considered the registered owners or “holders” of notes under the indenture for any purpose. Beneficial interests in the global notes were issued in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. Book-entry interests were limited to persons that have accounts with Euroclear and/or Clearstream or persons that may hold interests through such participants. Book-entry interests are shown on, and transfers thereof will be effected only through, records maintained in book-entry form by Euroclear and/or Clearstream and their participants.
So long as the notes are held in global form, the Depositary will be considered the holder of the global notes for all purposes under the indenture. As such, participants must rely on the procedures of Euroclear and/or Clearstream and indirect participants must rely on the procedures of Euroclear and/or Clearstream and the participants through which they own book-entry interests in order to exercise any rights of holders under the indenture.

Neither the Company, nor the trustee under the indenture, nor any of the Company’s or the trustee’s respective agents has any responsibility or be liable for any aspect of the records relating to the book-entry interests.
Euroclear and Clearstream have advised us that Euroclear and Clearstream hold securities for participating organizations. They also facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in the accounts of such participants. Euroclear and Clearstream provide various services to their participants, including the safekeeping, administration, clearance, settlement, lending and borrowing of internationally traded securities. Euroclear and Clearstream interface with domestic securities markets. Euroclear and Clearstream participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations. Indirect access to Euroclear or Clearstream is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Euroclear or Clearstream participant, either directly or indirectly.
If Euroclear or Clearstream, as applicable, notifies us that it is unwilling or unable to continue as a clearing system in connection with the global notes or, Euroclear or Clearstream, as applicable, ceases to be a clearing system, and in each case a successor clearing system is not appointed by us after receiving such notice or on becoming aware that Euroclear and Clearstream are no longer so registered, we will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the notes represented by such global notes upon delivery of such global notes for cancellation.
Title to book-entry interests in the notes will pass by book-entry registration of the transfer within the records of Clearstream or Euroclear, as the case may be, in accordance with their respective procedures. Book-entry interests in the notes may be transferred within Clearstream and within Euroclear and between Clearstream and Euroclear in accordance with procedures established for these purposes by Clearstream and Euroclear.